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Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-82829 and 333-84104

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 11, 2002)

$500,000,000

Newell Rubbermaid Inc.

$250,000,000 6.00% Notes due 2007
$250,000,000 6.75% Notes due 2012

        The 6.00% Notes due 2007, which we refer to as the 2007 notes, will bear interest at the rate of 6.00% per year and the 6.75% Notes due 2012, which we refer to as the 2012 notes, will bear interest at the rate of 6.75% per year. Interest on each series of notes is payable on March 15 and September 15 of each year, beginning on September 15, 2002. We may redeem some or all of the 2007 notes or the 2012 notes at any time at the prices described in this prospectus supplement under the caption "Description of the Notes—Optional Redemption."

        The 2007 notes and the 2012 notes will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	6.00% Notes due 2007	6.75% Notes due 2012	Total
Public offering price(1)	99.944%	99.870%	$499,535,000
Underwriting discount	.600%	.650%	$3,125,000
Proceeds to Newell (before expenses)	99.344%	99.220%	$496,410,000

(1)
Plus accrued interest from March 14, 2002, if settlement occurs after that date.

        The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about March 14, 2002.

Joint Book-Running Managers

Banc of America Securities LLC	Banc One Capital Markets, Inc.

Barclays Capital
BNP PARIBAS
Commerzbank Securities
Morgan Stanley
Raymond James
RBC Capital Markets

March 11, 2002

About This Prospectus Supplement

        This prospectus supplement and the accompanying prospectus contain information about Newell and about the 2007 notes and the 2012 notes. They also refer to information contained in other documents filed by Newell with the Securities and Exchange Commission and incorporated into this document by reference. References to this prospectus supplement or the accompanying prospectus also include the information contained in such other documents. To the extent that information appearing in a later filed document is inconsistent with prior information, the later statement will control. If this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in the prospectus is accurate as of any date other than the date on the front of this prospectus supplement, the date on the front of the accompanying prospectus or the date of the applicable incorporated document, as the case may be.

i

Forward-Looking Statements

        We have made statements in this prospectus supplement and accompanying prospectus and in the documents incorporated by reference herein and therein that constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. The statements relate to, and other forward-looking statements that we may make may relate to, information or assumptions about sales, income, earnings per share, return on equity, return on invested capital, capital expenditures, working capital, dividends, capital structure, free cash flow, debt to capitalization ratios, interest rates, internal growth rates, Euro conversion plans and related risks, impact of changes in accounting standards, pending legal proceedings and claims (including environmental matters), future economic performance, operating income improvements, synergies and management's plans, goals and objectives for future operations and growth. These statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "project," "target," "expect," "should" or similar statements. You should understand that forward-looking statements are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The factors that are discussed below, as well as the matters that are set forth generally in the 2001 Form 10-K and the documents incorporated by reference therein, could cause actual results to differ. Some of these factors are described as criteria for success. Our failure to achieve, or limited success in achieving, these objectives could result in actual results differing materially from those expressed or implied in the forward-looking statements. In addition, there can be no assurance that we have correctly identified and assessed all of the factors affecting us or that the information we receive or which is publicly available with respect to these factors is complete or correct. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include: the strength of the retail economies in various parts of the world, primarily in North America and to a lesser extent Europe, Central and South America and Asia; changes in consumer shopping patterns, which have contributed to the formation of dominant multi-category retailers, many of which have strong bargaining power with suppliers; our consistent ability to develop innovative new products that create consumer demand for our products; our ability to develop, maintain and strengthen our end-user brands so that our retailer customers will need our products to meet consumer demand; our ability to improve productivity and streamline operations to control and reduce costs; our ability to continuously improve our manufacturing efficiencies and develop sources of supply on a world-wide basis; our ability to integrate management changes that we have implemented in the past year; our ability to continue to make sufficient strategic acquisitions at reasonable prices and to integrate the acquired businesses successfully; the impact on foreign operations of currency devaluation, other currency fluctuations and the Euro currency conversion, tariffs, nationalization, exchange controls, interest rates, limitations on foreign investment in local business and other political, economic and regulatory risks and difficulties.

ii

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary may not contain all of the information that is important to you. You should read the following summary together with more detailed information regarding us and the notes being sold in this offering which is contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to "Newell," "we," "us" and "our" are to Newell Rubbermaid Inc. and its subsidiaries.

Newell Rubbermaid Inc.

        We are a global manufacturer and full-service marketer of name-brand consumer products serving the needs of volume purchasers, including discount stores and warehouse clubs, home centers and hardware stores, and office superstores and contract stationers. Our basic business strategy is to merchandise a multi-product offering of everyday consumer products, backed by an obsession with customer service excellence and new product development, in order to achieve maximum results for our stockholders. Our multi-product offering consists of name-brand consumer products in five business segments: Rubbermaid; Parker/Eldon; Levolor/Hardware; Calphalon/WearEver and Little Tikes/Graco. Our financial objectives are to achieve above-average sales and earnings per share growth, maintain a superior return on investment and maintain a conservative level of debt. To accomplish these objectives, we established five key measures to measure financial performance: internal sales growth, operating income as a percent of sales, working capital as a percent of sales, free cash flow and return on invested capital. We define free cash flow as cash provided from operating activities less capital expenditures and dividends.

        In an effort to achieve superior performance in the five key financial measures, we introduced six transformational strategic initiatives in 2001 as follows: Productivity, New Product Development, Marketing, Key Accounts, Streamlining, and Collaboration.

        Productivity is the initiative to reduce the cost of manufacturing a product by at least five percent per year. New Product Development represents the commitment to develop and introduce cutting-edge, innovative new products to the market. The Marketing initiative represents our commitment to transform from a push to pull marketing organization, focusing on the end-user. The Key Account initiative represents our intention to allocate resources to those strategic retailers we believe will continue to grow in the near future. Streamlining is the commitment to reduce non-value added costs and cut out excess layers, in an effort to be the low-cost supplier. Collaboration is our initiative for the divisional operating units to work together and maximize economies of scale and the use of best-practices.

        We are a Delaware corporation. Our principal executive offices are located at 29 East Stephenson Street, Freeport, Illinois 61032, and our telephone number is 815-235-4171.

Recent Developments

        On March 3, 2002, we reached a definitive agreement to acquire American Tool Companies, Inc., a leading manufacturer of hand tools and power tool accessories, in which we already hold a 49.5 percent stake. The purchase price is approximately $419.0 million, which includes cash for the equity of the other shareholders of American Tool and the assumption of 100 percent of American Tool's debt. American Tool had fiscal 2001 revenues of $443.6 million and has manufacturing and distribution facilities in the U.S., Europe, South America, Australia and Asia. American Tool will become part of the Levolor/Hardware Group. We expect to close the transaction, which is subject to regulatory approvals and other customary closing conditions, by the end of April 2002.

        On June 18, 2001, we announced the sale of our Anchor Hocking Glass ("Anchor") business for $322.0 million. On January 14, 2002, the Federal Trade Commission filed a complaint challenging the legality of the sale of Anchor. The FTC believes the sale of Anchor to the current buyer could create a monopoly in the market for glassware in the foodservice industry. On January 21, 2002, we signed an amended agreement with the buyer to divest Anchor, excluding the foodservice business, for $277.5 million. We are defending the restructured transaction. Annual net sales from Anchor (including the foodservice business) totaled $196.6 million, $206.7 million and $210.8 million for the years ended December 31, 2001, 2000 and 1999, respectively. Anchor is included in the Calphalon/WearEver segment.

The Offering

        The following is a brief summary of the notes and the offering. For a more complete description of the terms of the notes, see "Description of the Notes" in this prospectus supplement.

Issuer	Newell Rubbermaid Inc., a Delaware corporation.
Securities Offered	$250,000,000 aggregate principal amount of 6.00% Notes due 2007.
$250,000,000 aggregate principal amount of 6.75% Notes due 2012.
Issue Price	99.944% for the 2007 notes.
99.870% for the 2012 notes.
Interest Rates	6.00% per year on the 2007 notes.
6.75% per year on the 2012 notes.
Interest Payment Dates
Interest on the notes will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing September 15, 2002, to holders of record on the March 1 and September 1 immediately preceding the relevant interest payment date.
Optional Redemption	We may redeem all or part of either series of notes at any time and from time to time at our option at a redemption price equal to the greater of:
• the principal amount of the notes being redeemed plus accrued interest to the redemption date or
• the Make-Whole Amount (as defined herein) for the notes of the series being redeemed.
Ranking
The notes will rank equally in right of payment with each other and with all of our unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to all liabilities of our subsidiaries and our ability to pay principal and interest on the 2007 notes and the 2012 notes could be affected by the ability of our subsidiaries to declare and distribute dividends to us.

The indenture under which the notes are being offered does not limit the amount of debt that we or any of our subsidiaries may incur.
Use of Proceeds	We will use the net proceeds from the sale of the notes to repay borrowings under our commercial paper program.
Sinking Fund	None.
Form and Denominations
The 2007 notes and the 2012 notes will be issued in book-entry form only in denominations of $1,000 and integral multiples of $1,000 and will be represented by one or more global notes deposited with a custodian for, and will be registered in the name of a nominee of, The Depository Trust Company.
Trustee	JPMorgan Chase Bank (formerly The Chase Manhattan Bank (National Association)).
Ratings	We expect that the following ratings will be assigned for the 2007 notes and the 2012 notes:
• Standard & Poor's — BBB+;
• Moody's — Baa1; and
• Fitch — BBB+.
The ratings reflect only the views of those rating agencies. A security rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time by any rating agency.
Certain Covenants	The indenture contains certain restrictive covenants that, among other things, will limit our ability to:
• consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to any person; and
•
with certain exceptions, create, incur, assume or suffer to exist any lien of any kind upon any of our property or assets, or to permit any of our subsidiaries to do so upon any of their respective assets, unless all of the 2007 notes and the 2012 notes are equally and ratably secured.

These covenants are subject to important exceptions and qualifications, which are described under the captions "Description of Debt Securities" and "Particular Terms of the Senior Debt Securities" in the accompanying prospectus.
Events of Default	The 2007 notes and the 2012 notes each constitute a separate series of notes under the indenture. The events of default under the indenture for each series of notes include the following:
• our failure to pay interest on the notes of that series for 30 days after the date payment is due;
• our failure to pay principal of the notes of that series when due;

•
our failure to perform, or a breach of, any of our covenants or agreements in the indenture for 60 days after receipt of due notice from the trustee or the holders of at least 25% of the notes of that series that performance or cure of breach was required;
•	certain events of bankruptcy, insolvency or reorganization; and
•
an event of default under any indebtedness of Newell or any of its principal subsidiaries which results in a principal amount of that indebtedness in excess of $10,000,000 being due and payable which remains outstanding longer than 30 days after receipt of due notice from the trustee or the holders of at least 25% of the notes of that series.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data shown below for, and as of the end of, each of the years in the five-year period ended December 31, 2001 have been derived from our audited consolidated financial statements, which have been incorporated in this prospectus supplement and the accompanying prospectus by reference. The selected consolidated financial data should be read in conjunction with our audited consolidated financial statements and related notes.

	2001(1)	2000(1)	1999(1)	1998		1997
	(In thousands, except per share data and ratios)
Income Statement Data
Net sales	$6,909,319	$6,934,747	$6,711,768	$6,493,172		$5,910,717
Cost of products sold	5,046,587	5,108,703	4,975,369	4,670,358		4,290,934

Gross income	1,862,732	1,826,044	1,736,399	1,822,814		1,619,783
Selling, general and administrative expenses	1,168,240	899,424	1,104,491	967,916		838,877
Restructuring costs	66,683	43,010	241,581	115,154	(2)	21,500	(2)
Goodwill amortization	56,957	51,930	46,722	59,405		119,743	(3)

Operating income	570,852	831,680	343,605	680,339		639,663
Nonoperating expenses (income):
Interest expense	137,453	130,033	100,021	100,514		114,357
Other, net	17,534	16,160	12,645	(237,148	)(4)	(19,284)

Net nonoperating expenses (Income)	154,987	146,193	112,666	(136,634)		95,073

Income before income taxes	415,865	685,487	230,939	816,973		544,590
Income taxes	151,230	263,912	135,502	335,139		222,973

Net Income	$264,635	$421,575	$95,437	$481,834		$321,617

Weighted average shares outstanding:
Basic	266,657	268,437	281,806	280,731		280,300
Diluted	267,048	268,500	281,978	291,883		281,138
Earnings per share:
Basic	$0.99	$1.57	$0.34	$1.72		$1.15
Diluted	$0.99	$1.57	$0.34	$1.70		$1.14
Dividends per share	$0.84	$0.84	$0.80	$0.76		$0.70
Balance Sheet Data
Inventories, net	$1,113,797	$1,262,551	$1,034,794	$1,033,488		$902,978
Working capital(5)	316,800	1,329,541	1,108,686	1,278,768		1,006,624
Total assets	7,266,122	7,261,825	6,724,088	6,289,155		5,775,248
Short-term debt	826,604	227,206	247,433	101,968		258,201
Long-term debt, net of current maturities	1,365,001	2,319,552	1,455,779	1,393,865		989,694
Company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust	499,997	499,998	500,000	500,000		500,000
Stockholders' equity	2,433,376	2,448,641	2,697,006	2,843,732		2,661,417
Other Data
Net cash provided by operating activities	865,418	623,487	553,951	477,390		633,121
Ratio of earnings to fixed charges(6)	3.03	4.55	2.42	6.28		4.87

(1)
Supplemental data regarding 2001, 2000 and 1999 is provided in Item 7, Management's Discussion and Analysis of Results of Operations and Financial Condition in our Annual Report on Form 10-K for the year ended December 31, 2001.

(2)
The 1998 restructuring costs included $53.4 million for costs to exit business activities at five facilities, $45.8 million to write down impaired long-lived assets to their fair value and $16.0 million relating to employee severance and termination benefits. The 1997 restructuring costs included $16.0 million of charges recorded by Rubbermaid for impaired fixed assets, $4.1 million for employee terminations costs and $1.4 million for plant closures. An additional $15.7 million for product line discontinuance costs is recorded in cost of products sold.

(3)
The 1997 goodwill amortization included an $81.0 million charge for the write-off of impaired assets.

(4)
The 1998 other nonoperating income included a $191.5 million gain on the sale of Black & Decker common stock and $59.8 million of gains on the sale of the Decora, Newell Plastics and Stuart Hall businesses.

(5)
Working capital is defined as current assets less current liabilities.

(6)
For purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes, plus fixed charges and less equity in earnings elimination. "Fixed charges" consist of interest on all indebtedness (including capitalized lease obligations and amortization of debt expense), the percentage of rental expense on operating leases determined to be interest and minority interest in the company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust.

USE OF PROCEEDS

        We estimate the net proceeds to us from this offering to be approximately $496.3 million after deducting underwriting discounts and other offering expenses. We intend to use the net proceeds from the offering to repay borrowings under our commercial paper program. As of March 8, 2002, the weighted average interest rate on borrowings under our commercial paper program was 2.10% per year.

        Pending application for the foregoing purposes, the net proceeds from this offering will be invested in short-term interest bearing instruments or other investment grade securities.

CAPITALIZATION

        The following table shows our capitalization and short-term indebtedness at December 31, 2001. The "As Adjusted" column shows our capitalization and short-term indebtedness at December 31, 2001, after giving effect to the sale of the notes pursuant to this offering and the anticipated use of net proceeds, as described under the caption "Use of Proceeds." This table should be read in conjunction with our audited consolidated financial statements and related notes for the year ended December 31, 2001, incorporated by reference in this prospectus supplement and accompanying prospectus.

	As of December 31, 2001
	Actual	As Adjusted
	(In thousands)
Short-term debt:
Notes payable	$19,104	$19,104
Current portion of long-term debt	$807,500	$311,200

Total short-term debt	$826,604	$330,304

Long-term debt	$1,365,001	$1,865,001
Company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust	$499,997	$499,997
Stockholders' equity:
Common Stock, $1.00 par value	$282,376	$282,376
Treasury stock, at cost	(408,457)	(408,457)
Additional paid-in capital	219,823	219,823
Retained earnings	2,571,255	2,571,255
Accumulated other comprehensive loss	(231,621)	(231,621)

Total stockholders' equity	$2,433,376	$2,433,376

Total capitalization	$4,298,374	$4,798,374

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for the periods indicated are as follows:

For the Year Ended December 31,
2001	2000	1999	1998	1997
3.03	4.55	2.42	6.28	4.87

For purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes, plus fixed charges and less equity in earnings elimination. "Fixed charges" consist of interest on all indebtedness (including capitalized lease obligations and amortization of debt expense), the percentage of rental expense on operating leases determined to be interest and minority interest in the company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust.

DESCRIPTION OF THE NOTES

        We will issue the notes as two separate series of debt securities under a senior indenture, dated as of November 1, 1995 (the "indenture"), between us and JPMorgan Chase Bank (formerly The Chase Manhattan Bank N.A.), as trustee (as used in this prospectus supplement, the "trustee"). The indenture is subject to, and governed by, the Trust Indenture Act of 1939. The term "debt securities," as used in this prospectus supplement, refers to all debt securities issued and issuable from time to time under the indenture and includes the notes. The debt securities and the trustee are more fully described in the accompanying prospectus under the captions "Description of Debt Securities" and "Particular Terms of the Senior Debt Securities." The following summary of certain provisions of the notes and of the indenture is not complete and is qualified in its entirety by reference to the indenture, a copy of which is incorporated as an exhibit to the registration statement of which the accompanying prospectus is a part. This summary supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the debt securities under the captions "Description of Debt Securities" and "Particular Terms of the Senior Debt Securities" in the accompanying prospectus. Terms used but not defined in this prospectus supplement or in the accompanying prospectus have the meanings given to them in the indenture.

Terms of the Notes

        All debt securities, including the notes, issued and to be issued under the indenture will be our unsecured general obligations and will rank equally with all other of our unsecured and unsubordinated indebtedness from time to time outstanding. Because Newell is a holding company and conducts its business through its subsidiaries, these notes will be structurally subordinated to the liabilities of its subsidiaries. The rights of Newell, and the rights of its creditors, including the holders of the notes, to participate in any distribution of the assets of any of its subsidiaries upon that subsidiary's liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of that subsidiary, except to the extent that Newell's claims as a creditor of that subsidiary may be recognized. Substantially all of Newell's consolidated accounts payable represent obligations of Newell's subsidiaries, and as of December 31, 2001, the aggregate principal amount of money borrowed by Newell's consolidated subsidiaries, including trade payables, equaled approximately $1,117.8 million (the current portion of which was approximately $515.3 million).

        The indenture does not limit the aggregate principal amount of debt securities that we may issue. We may issue debt securities from time to time as a single series or in two or more separate series up to the aggregate principal amount that we authorize from time to time for each series. We may, from time to time, without the consent of the holders of the notes, issue additional notes of either or both series or other debt securities under the indenture in addition to the aggregate principal amount of each series of notes offered by this prospectus supplement.

        We are initially offering the notes in an aggregate principal amount of $500,000,000, consisting of $250,000,000 principal amount of 6.00% notes due 2007 (the "2007 notes") and $250,000,000 principal amount of 6.75% notes due 2012 (the "2012 notes"). We may, without the consent of the holders, issue additional notes of either or both series and thereby increase the principal amount in the future, on the same terms and conditions and with the same CUSIP number as the notes of the applicable series we offer by this prospectus supplement so that the additional notes will be consolidated and form a single series with the notes of that series.

        The 2007 notes will mature on March 15, 2007 and will bear interest at a rate of 6.00% per year. The 2012 notes will mature on March 15, 2012 and will bear interest at a rate of 6.75% per year.

Interest on the notes will accrue from March 14, 2002 or from the most recent interest payment date to which interest has been paid or duly provided for. We:

  •
  will pay interest on each note semi-annually in arrears on March 15 and September 15 of each year during which an installment of interest is due and payable, commencing September 15, 2002;

  •
  will pay interest to the person in whose name a note is registered at the close of business on the March 1 or September 1, as applicable (each a "Regular Record Date"), preceding the interest payment date;

  •
  will compute interest on the basis of a 360-day year consisting of twelve 30-day months;

  •
  will make payments on the notes at the office of the trustee; and

  •
  will make payments by wire transfer for notes held in book-entry form or, if certificated notes are issued as set forth under "Book-Entry, Delivery and Form—Certificated Notes," by check mailed to the address of the person entitled to the payment as it appears in the applicable note register.

        If any interest payment date or maturity or redemption date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date. "Business day," with respect to any place of payment or any other particular location referred to in the indenture or the notes, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that place of payment or particular location are authorized or obligated by law or executive order to close.

        We will issue the notes of each series only in fully registered book-entry form without coupons, in denominations of $1,000 and integral multiples of $1,000. Notes may be transferred or exchanged only through a participating member of The Depository Trust Company, or any successor depository (which we refer to as DTC). See "Book-Entry, Delivery and Form."

        We will make payments of principal of, and premium and interest, if any, on notes through the trustee to DTC or its nominee. See "Book-Entry, Delivery and Form."

        None of the notes will have the benefit of any sinking fund.

Optional Redemption

        All or any portion of the notes of either series may be redeemed at our option at any time and from time to time. The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

  •
  100% of the principal amount of the notes being redeemed on the redemption date; and

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis at the Treasury Rate (as defined below), plus 25 basis points in the case of the 2007 notes, and 30 basis points in the case of the 2012 notes (each such sum, a "Make-Whole Amount"), in each case as determined by the Reference Treasury Dealer (as defined below), plus, in each case, accrued and unpaid interest on the notes being redeemed to the redemption date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

        We will cause the trustee on our behalf to mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. The notes will be redeemed in increments of $1,000.

        "Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the U.S. Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

        "Reference Treasury Dealer" means (A) Banc of America Securities LLC or Banc One Capital Markets, Inc. (or their respective affiliates which are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the trustee after consultation with us.

        "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

        On and after the redemption date, interest will cease to accrue on the notes, or any portion of the notes, called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes of either series are to be redeemed, the notes of the applicable series to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global note, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global note.

Book-Entry, Delivery and Form

        Upon issuance, all notes in book-entry form having the same maturity and otherwise having identical terms and provisions will be represented by one or more permanent global notes in definitive fully registered form (collectively, the "global notes"). Each global note will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the Trustee. Unless and until it is exchanged in whole or in part for notes in definitive form, no global note may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of the successor.

DTC has advised us that:

  •
  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act;

  •
  DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates;

  •
  Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations;

  •
  DTC is owned by a number of its direct participants (including the underwriters) and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc.;

  •
  Access to DTC's system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

  •
  The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

        We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. Neither we, the underwriters nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

        We expect that under procedures established by DTC:

  •
  Upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

  •
  Ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

        Purchases of notes must be made by or through direct participants, which will receive a credit for such notes in book-entry form on DTC's records. The ownership interest of each actual purchaser of each note represented by a global note is, in turn, to be recorded on the records of direct participants and indirect participants. Owners of beneficial interests in a global note will not receive written confirmation from DTC of their purchase, but are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owner entered into the transaction. Ownership of beneficial interests in global notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants) and on the records of participants (with respect to interests of persons held through participants). Transfers of ownership interest in a global note representing notes in book-entry form are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

        The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

        We will make payments of principal of, premium, if any, and/or interest on the notes represented by the global notes in immediately available funds to DTC or its nominee, as the registered owner of the notes. We expect that when DTC or its nominee receives any payment on the notes represented by a global note, DTC will credit participants' accounts with payments in amounts proportionate to their beneficial interests in the global note as shown in DTC's records. We also expect that payments by DTC's participants to owners of beneficial interests in the global note held through those participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers or registered in the names of nominees of those customers, and will be the responsibility of the applicable participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Transfers between participants in DTC will be made in accordance with DTC rules and will be settled in immediately available funds. Payment of principal, premium, if any, and/or interest, if any, to DTC is our responsibility and that of the trustee, disbursement of payments to direct participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

        So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and the related notes. Except as provided below under the caption "—Certificated Notes," owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive the notes in the form of a physical certificate and will not be considered the owners or holders of the related notes under the indenture and may not be entitled to give the trustee directions, instructions or approvals. Accordingly, each person owning a beneficial interest in a global note must rely on DTC's procedures and, if that person is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that person owns its interest, to exercise any rights of a holder under the indenture or the global note. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take the desired action, and the participants would authorize owners of beneficial interests in the global notes owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Certificated Notes

        We will issue certificated notes of the applicable series to each person that DTC identifies as the beneficial owner of notes represented by the global notes of the related series upon surrender by DTC of the global notes only if:

  •
  DTC notifies us that it is no longer willing or able to act as a depositary for the global securities, and we have not appointed a successor depositary within 90 days of that notice;

  •
  an event of default has occurred and is continuing; or

  •
  we decide not to have the notes represented by global notes.

        Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in DTC in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the notes to be issued.

Same-Day Settlement and Payment

        Settlement for the notes will be made by the underwriters in immediately available funds. So long as the notes are represented by the global notes, the notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds.

UNDERWRITING

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below severally, but not jointly, has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the notes of each series set forth opposite the underwriter's name below. Banc of America Securities LLC and Banc One Capital Markets, Inc. are acting as joint book-running managers for the offering of each series of notes.

Underwriter	Principal amount of 2007 notes	Principal amount of 2012 notes
Banc of America Securities LLC	$87,500,000	$87,500,000
Banc One Capital Markets, Inc.	87,500,000	87,500,000
Barclays Bank PLC.	16,250,000	16,250,000
BNP Paribas Securities Corp.	16,250,000	16,250,000
Commerzbank Capital Markets Corp.	16,250,000	16,250,000
RBC Dominion Securities Corporation	16,250,000	16,250,000
Morgan Stanley & Co. Incorporated	5,000,000	5,000,000
Raymond James & Associates, Inc.	5,000,000	5,000,000

Total	$250,000,000	$250,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes of a series if they purchase any of the notes of that series.

        The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters have advised us that they propose initially to offer the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at the public offering price less a concession not to exceed .375 % of the principal amount of the 2007 notes and .400% of the principal amount of the 2012 notes. The underwriters may allow, and dealers may reallow, a concession not to exceed .250% of the principal amount of the 2007 notes and .250% of the principal amount of the 2012 notes on sales to other dealers. After the initial public offering of the notes, the representatives may change the public offering prices and concessions.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Newell
Per 2007 note	.600%
Per 2012 note	.650%

        The notes are new issues of securities with no established trading market. We currently have no intention to list either series of notes on any securities exchange or quotation system. The underwriters have advised us that, following the completion of this offering, the underwriters presently intend to make a market in each series of notes, as permitted by applicable laws and regulations. The underwriters, however, are under no obligation to do so and may discontinue any market-making at any time without notice and at the sole discretion of the underwriters. No assurance can be given as to the development or liquidity of any trading market for either series of notes.

        In connection with the offering, the underwriters and their affiliates may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes of a series in excess of the principal amount of notes of that series to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes of a series in the open market after the distribution has been completed in order to cover syndicate short positions for notes of that series. Stabilizing transactions consist of certain bids or purchases of notes of a series made for the purpose of preventing or retarding a decline in the market price of the notes of that series while the offering is in progress.

        The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when they, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes of the applicable series. They may also cause the price of the notes of that series to be higher than the price that otherwise would exist in the open market in the absence of such transactions. One or more of the underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our total expenses for this offering will be $110,000.

        Certain of the underwriters and their affiliates have performed investment banking and advisory services and commercial banking services for us from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

        The validity of the notes offered hereby will be passed upon for Newell by Schiff Hardin & Waite, Chicago, Illinois. Sidley Austin Brown & Wood LLP, New York, New York will act as counsel for the underwriters.

EXPERTS

        The financial statements and schedules incorporated by reference in this prospectus supplement and accompanying prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respects thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

PROSPECTUS

BY THIS PROSPECTUS

NEWELL RUBBERMAID INC.

MAY OFFER

DEBT SECURITIES

PREFERRED STOCK

COMMON STOCK

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under a "shelf" registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total initial offering price of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities registered under this process, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to make sales of offered securities unless accompanied by a prospectus supplement.

        You should not assume that the information in this prospectus or any later prospectus supplement is accurate as of any date other than the date on the front of the document. We have not authorized anyone to provide you with information that is different from, or additional to, the information provided in this prospectus or any later prospectus supplement, and you should not rely on any unauthorized information. We are not making an offer to sell securities in any state or country where the offer is not permitted.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is March 11, 2002.

NEWELL RUBBERMAID INC.

        We are a global manufacturer and full-service marketer of name-brand consumer products serving the needs of volume purchasers, including discount stores and warehouse clubs, home centers and hardware stores, and office superstores and contract stationers. Our basic business strategy is to merchandise a multi-product offering of everyday consumer products, backed by an obsession with customer service excellence and new product development, in order to achieve maximum results for our stockholders. Our financial objectives are to achieve above-average sales and earnings per share growth, maintain a superior return on investment and maintain a conservative level of debt. To accomplish these objectives, we established five key measures to measure financial performance: internal sales growth, operating income as a percent of sales, working capital as a percent of sales, free cash flow and return on invested capital. We define free cash flow as cash provided from operating activities less capital expenditures and dividends.

        In an effort to achieve superior performance in the five key financial measures, we introduced six transformational strategic initiatives in 2001 as follows: Productivity, New Product Development, Marketing, Key Accounts, Streamlining, and Collaboration.

        Productivity is the initiative to reduce the cost of manufacturing a product by at least five percent per year, annually. New Product Development represents the commitment to develop and introduce cutting-edge, innovative new products to the market. The marketing initiative represents our commitment to transform from a push to pull marketing organization, focusing on the end-user. The Key Account initiative represents our intention to allocate resources to those strategic retailers we believe will continue to grow in the near future. Streamlining is the commitment to reduce non-value added costs and cut out excess layers, in an effort to be the low-cost supplier. Collaboration is our initiative for the divisional operating units to work together and maximize economies of scale and the use of best-practices.

        Our multi-product offering consists of name-brand consumer products in five business segments: Rubbermaid; Parker/Eldon; Levolor/Hardware; Calphalon/WearEver and Little Tikes/Graco. Product categories and principal brand names within these segments include the following:

Business Segments	Product Categories		Principal Brands(1)
Rubbermaid	•	Indoor and outdoor organization, storage and cleaning products	Rubbermaid, Lee Rowan, Curver
	•	Outdoor play systems	Rubbermaid
	•	Hair accessories and beauty organizers	Goody, Ace, Wilhold
Parker/Eldon	•	Markers and writing instruments	Sanford, Sharpie, Paper Mate, Parker, Waterman, Rotring
	•	Office storage and organization products	Eldon, Rolodex, Rogers
	•	Private label cosmetic pencils	Cosmolab
Levolor/Hardware	•	Window treatments	Levolor, Kirsch, Swish, Gardinia
	•	Hardware and tools	Amerock, BernzOmatic, Spur, Bulldog, Dorfile, EZ Paintr

Calphalon/WearEver	•	Aluminum and stainless steel cookware and bakeware	Calphalon, WearEver, Mirro, Panex
	•	Glassware	Anchor Hocking, Pyrex(2)
	•	Picture frames and photo albums	Burnes of Boston, Connoisseur, Panodia
Little Tikes/Graco	•	Infant and juvenile products	Little Tikes, Graco, Century

(1)
All the listed brand names are trademarks, which are registered in the United States Patent and Trademark Office.

(2)
Used in Europe, the Middle East and Africa only under exclusive license from Corning Incorporated and its subsidiaries.

        Our principal corporate offices are located at the Newell Center, 29 East Stephenson Street, Freeport, Illinois 61032, and our telephone number at such offices is 1-815-235-4171.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, NW, Washington, D.C. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's web site at http://www.sec.gov.

        The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

  1.
  Annual Report on Form 10-K, as amended, for the year ended December 31, 2001.

  2.
  The description of our common stock contained in Newell's registration statement on Form 8-B filed with the Securities and Exchange Commission on June 30, 1987.

  3.
  The description of our common stock purchase rights contained in our registration statement on Form 8-A dated August 28, 1998.

        You may request a copy of these filings at no cost by writing to or telephoning us at the following address:

Newell Rubbermaid Inc. 6833 Stalter Drive, Suite 101 Rockford, Illinois 61108
Telephone:	1-800-424-1941
Attention:	Office of Investor Relations

USE OF PROCEEDS

        We expect to use the net proceeds from the sale of the securities for general corporate purposes. These may include additions to working capital, repayment of existing debt and acquisitions. If we decide to use the net proceeds from the sale of securities in some other way, we will describe the use of the net proceeds in the prospectus supplement for that offering.

DESCRIPTION OF DEBT SECURITIES

General

        The following description sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities.

        The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities will be issued under an indenture dated as of November 1, 1995, between us and JPMorgan Chase Bank (formerly The Chase Manhattan Bank (National Association)), as trustee. This indenture is referred to as the "senior indenture." The subordinated debt securities will be issued under an indenture in the form of the indenture dated as of November 1, 1995 between us and JPMorgan Chase Bank (formerly The Chase Manhattan Bank (National Association)), as trustee. This indenture is referred to as the "subordinated indenture." The senior indenture and the subordinated indenture are together called the "indentures."

        Copies of the indentures are filed as exhibits to the registration statement. For your convenience, we have included references to specific sections of the indentures in the descriptions below. Capitalized terms not otherwise defined in this prospectus shall have the meanings shown in the indenture to which they relate.

        The following summaries of provisions of the debt securities and the indentures are not complete and are qualified in their entirety by express reference to all of the provisions of the indentures and the debt securities.

        Because Newell is a holding company and conducts its business through its subsidiaries, these notes will be structurally subordinated to the liabilities of its subsidiaries. The rights of Newell, and the rights of its creditors, including the holders of the notes, to participate in any distribution of the assets of any of its subsidiaries upon that subsidiary's liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of that subsidiary, except to the extent that Newell's claims as a creditor of that subsidiary may be recognized. Neither the debt securities nor the indentures restrict Newell or any of its subsidiaries from incurring indebtedness. Substantially all of Newell's consolidated accounts payable represent obligations of Newell's subsidiaries, and as of December 31, 2001, the aggregate principal amount of money borrowed by Newell's consolidated subsidiaries, including accounts payable, equaled approximately $1,117.8 million (the current portion of which was approximately $515.3 million).

        Neither of the indentures limits the principal amount of debt securities that we may issue. Each indenture provides that debt securities may be issued up to the principal amount that we may separately authorize from time to time. Each also provides that the debt securities may be denominated in any currency or currency unit designated by us. Unless otherwise shown in the prospectus supplement related to that offering, neither the indentures nor the debt securities will contain any provisions to afford holders of any debt securities protection in the event of a takeover, recapitalization or similar restructuring of our business.

        The senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The subordinated debt securities will rank junior to all of our senior debt securities and other senior indebtedness as we describe below under "Particular Terms of the Subordinated Debt Securities—Subordination."

        We will include specific terms relating to a particular series of debt securities in a prospectus supplement relating to the offering. The terms we will describe in the prospectus supplement will include some or all of the following:

  (1)
  the distinct title and type of the debt securities;

  (2)
  the total principal amount or initial offering price of the debt securities;

  (3)
  the date or dates when the principal of the debt securities will be payable;

  (4)
  the rate at which the debt securities will bear interest;

  (5)
  the date from which interest on the debt securities will accrue;

  (6)
  the dates when interest on the debt securities will be payable and the regular record date for these interest payment dates;

  (7)
  the place where

  •
  the principal, premium, if any, and interest on the debt securities will be paid,

  •
  registered debt securities may be surrendered for registration of transfer, and

  •
  debt securities may be surrendered for exchange;

  (8)
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  (9)
  the terms and conditions upon which we will have the option to redeem the debt securities;

  (10)
  the denominations in which any registered debt securities will be issuable, if other than denominations of $1,000 or integral multiples, and the denominations in which any bearer debt securities will be issuable, if other than a denomination of $5,000;

  (11)
  the identity of each Security Registrar and Paying Agent, and the designation of the Exchange Rate Agent, if any, if other than the Trustee;

  (12)
  the portion of the principal amount of debt securities that will be payable upon acceleration of the Maturity of the debt securities;

  (13)
  the currency used to pay principal, premium and interest on the debt securities, if other than U.S. Dollars, and whether you or we may elect to have principal, premium and interest paid in a currency other than the currency in which the debt securities are denominated;

  (14)
  any index, formula or other method used to determine the amount of principal, premium or interest on the debt securities;

  (15)
  whether provisions relating to defeasance and covenant defeasance will be applicable to the series of debt securities;

  (16)
  any changes to the Events of Default, Defaults or to our covenants made in the applicable indenture;

  (17)
  whether the debt securities are issuable as registered debt securities or bearer debt securities, whether there are any restrictions relating to the form in which they are issued and whether bearer and registered debt securities may be exchanged for each other;

  (18)
  to whom interest will be payable

  •
  if other than the registered Holder (for registered debt securities),

  •
  if other than upon presentation and surrender of the related coupons (for bearer debt securities), or

  •
  if other than as specified in the indentures (for global debt securities);

  (19)
  if the debt securities are to be convertible or exchangeable for other securities, the terms of conversion or exchange;

  (20)
  particular terms of subordination with respect to subordinated debt securities; and

  (21)
  any other terms of the debt securities.

        We may issue debt securities as original issue discount securities to be sold at a substantial discount below their principal amount. If we issue original issue discount securities, then special federal income tax rules that apply may be described in the prospectus supplement for those debt securities.

Registration and Transfer

        We presently plan to issue each series of debt securities only as registered securities. However, we may issue a series of debt securities as bearer securities, or a combination of both registered securities and bearer securities. If we issue debt securities as bearer securities, they will have interest coupons attached unless we elect to issue them as zero coupon securities. (Sections 201 and 301). If we issue bearer securities, we may describe material U.S. federal income tax consequences and other material considerations, procedures and limitations in the prospectus supplement for that offering.

        Holders of registered debt securities may present the debt securities for exchange for different authorized amounts of other debt securities of the same series and of similar principal amount at the corporate trust office of the Trustee in New York, New York or at the office of any other transfer agent we may designate for the purpose and describe in the applicable prospectus supplement. The registered securities must be duly endorsed or accompanied by a written instrument of transfer. The agent will not impose a service charge on you for the transfer or exchange. We may, however, require that you pay any applicable tax or other governmental charge. We will describe any procedures for the exchange of bearer securities for other debt securities of the same series in the prospectus supplement for that offering. Generally, we will not allow you to exchange registered securities for bearer securities. (Sections 301, 305 and 1002)

        In general, unless otherwise specified in the applicable prospectus supplement, we will issue registered securities without coupons and in denominations of $1,000, or integral multiples, and bearer securities in denominations of $5,000. We may issue both registered and bearer securities in global form. (Sections 301 and 302)

Conversion and Exchange

        If any debt securities will be convertible into or exchangeable for our common stock or other securities, the applicable prospectus supplement will set forth the terms and conditions of the conversion or exchange, including:

  •
  the conversion price or exchange ratio;

  •
  the conversion or exchange period;

  •
  whether the conversion or exchange will be mandatory or at the option of the holder or Newell;

  •
  provisions for adjustment of the conversion price or exchange ratio; and

  •
  provisions that may affect the conversion or exchange if the debt securities are redeemed.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities, that we will identify in a prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be registered for transfer or exchange except:

  •
  as a whole by the depositary for the global security to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or a nominee of the depositary to a successor depositary or a nominee of the successor depositary; and

  •
  in any other circumstances described in the prospectus supplement applicable thereto.

        The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the prospectus supplement applicable thereto. Newell expects that the following provisions will apply to depositary arrangements.

        Unless otherwise specified in the applicable prospectus supplement, debt securities that are to be represented by a global security to be deposited with or on behalf of a depositary will be represented by a global security or, in some cases, global securities registered in the name of the depositary or its nominee. Upon the issuance of the global security, and the deposit of the global security with or on behalf of the depositary for the global security, the depositary will credit on its book entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of institutions that have accounts with the depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of the debt securities. If we directly offer and sell debt securities the accounts to be credited will be designated by us. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for the global security. Ownership of beneficial interests in the global security by persons that hold through participants will be shown on, and the transfer of that ownership interest within the participant will be effected only through, records maintained by the participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and the laws may impair the ability to transfer beneficial interests in the global securities.

        So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or "Holder" of the debt securities represented by the global security for all purposes under the indenture applicable thereto. Unless otherwise specified in the applicable prospectus supplement, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the Holders of the debt securities for any purposes under the indenture applicable thereto. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depositary and, if the person is not a participant, on the procedures of the participant through which the person owns its interest to exercise any rights of a Holder of debt securities under the indenture applicable thereto. Newell understands that under existing industry practices, if Newell requests any action of Holders or an owner of a beneficial interest in the global security desires to give any notice or take any action a Holder is entitled to give or take under the indenture applicable thereto, then the depositary would authorize the participants to give this notice or take this action, and participants would authorize beneficial owners owning through these participants to give this notice or take this action or would otherwise act upon the instructions of beneficial owners owning through them.

        Principal of and any premium and interest on a global security will be payable in the manner described in the applicable prospectus supplement.

Consolidation, Merger and Sale of Assets

        As provided in the indentures, we may, without the consent of Holders of the debt securities, consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (the "Survivor"), and we may permit any person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to us so long as:

  •
  the Survivor is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of any United States jurisdiction and expressly assumes our obligations on the debt securities and under the indentures;

  •
  immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing under the indentures; and

  •
  certain other conditions regarding delivery of an Officers' Certificate and Opinion of Counsel are met. (Section 801)

Acceleration of Maturity

        If an Event of Default occurs and continues with respect to debt securities of a particular series, the Trustee or the Holders of not less than 25% in principal amount of outstanding debt securities of that series may declare the outstanding debt securities of that series due and payable immediately. (Section 502)

        At any time after a declaration of acceleration with respect to debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee therefor, the Holders of a majority in principal amount of the outstanding debt securities of that series by written notice to Newell and the Trustee, may rescind and annul the declaration and its consequences if:

          (1)    Newell has paid or deposited with the Trustee a sum sufficient to pay in the Currency in which the debt securities of the series are payable, except as otherwise specified in the applicable indenture:

    •
    all overdue interest on all outstanding debt securities of that series and any related Coupons,

    •
    all unpaid principal of and premium, if any, on any of the debt securities which has become due otherwise than by the declaration of acceleration, and interest on the unpaid principal at the rate or rates prescribed therefor in the debt securities,

    •
    to the extent lawful, interest on overdue interest at the rate or rates prescribed therefor in the debt securities, and

    •
    all sums paid or advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

          (2)    all Events of Default with respect to debt securities of that series, other than the non-payment of amounts of principal, interest or any premium on the debt securities which have become due solely by the declaration of acceleration, have been cured or waived. (Section 502)

        No rescission shall affect any subsequent default or impair any right consequent thereon.

        The Holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of the Holders of all the debt securities of the series and any related Coupons, waive any past default under the applicable indenture with respect to the series and its consequences, except a default:

          (1)    in the payment of the principal of or premium, if any or interest on any Debt Security of the series or any related Coupon, or

          (2)    in respect of a covenant or provision that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of the series affected thereby. (Section 513).

        If an Event of Default with respect to debt securities of a particular series occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the Holders of debt securities of the series, unless the Holders shall have offered to the Trustee reasonable indemnity and security against the costs, expenses and liabilities that might be incurred by it in compliance with the request. (Section 602)

        The Holders of a majority in principal amount of the outstanding debt securities of the series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the applicable indenture, or exercising any trust or power conferred on the Trustee with respect to the debt securities of that series. The Trustee may refuse to follow directions in conflict with law or the indenture that may involve the Trustee in personal liability or may be unduly prejudicial to the other, non-directing Holders. (Section 512)

Modification or Waiver

        The indentures allow Newell and the Trustee, without the consent of any Holders of debt securities, to enter into supplemental indentures for various purposes, including:

  •
  evidencing the succession of another entity to us and the assumption of our covenants and obligations under the debt securities and the indenture by this successor,

  •
  adding to Newell's covenants for the benefit of the Holders,

  •
  adding additional Events of Default for the benefit of the Holders,

  •
  establishing the form or terms of any series of debt securities issued under the supplemental indentures or curing ambiguities or inconsistencies in the indentures, and

  •
  making other provisions that do not adversely affect the interests of the Holders of any series of debt securities in any material respect. (Section 901)

        The indentures allow Newell and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the outstanding debt securities of all affected series acting as one class, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indentures or modifying the rights of the Holders of the debt securities of the series. (Section 902) Without the consent of the Holders of all the outstanding debt securities affected thereby, no supplemental indenture may:

  •
  change the Stated Maturity of the principal of, or any installment of principal of or interest on, any debt security;

  •
  reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of, any debt security;

  •
  reduce the amount of the principal of any original issue discount security that would be due and payable upon acceleration of the Maturity of the debt security;

  •
  change any Place of Payment where, or the currency, currencies or currency unit or units in which, any debt security or any premium or interest thereon is payable;

  •
  impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity of the debt security or, in the case of redemption, on or after the Redemption Date;

  •
  affect adversely the right of repayment at the option of the Holder of any debt security of the series;

  •
  reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose Holders is required for a supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with various provisions of the indenture or various defaults thereunder and their consequences provided for in the indentures; or

  •
  modify any of the foregoing described provisions. (Section 902)

Meetings

        The indentures contain provisions for convening meetings of the Holders of debt securities of any series for any action to be made, given or taken by Holders of debt securities. The Trustee, Newell, and the Holders of at least 10% in principal amount of the outstanding debt securities of a series may call a meeting, in each case after notice to Holders of that series has been properly given. (Section 1502)

        Persons entitled to vote a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting of Holders of debt securities of that series. Any resolution passed or decision taken at any meeting of Holders of debt securities of any series that has been properly held under the provisions of the indentures will bind all Holders of debt securities of that series and related coupons. (Section 1503)

Financial Information

        Newell will file with the Securities and Exchange Commission the annual reports, quarterly reports and other documents required to be filed with the Securities and Exchange Commission by Section 13(a) or 15(d) of the Exchange Act, and will also file with the Trustee copies of these reports and documents within 15 days after it files them with the Securities and Exchange Commission. (Section 703)

Defeasance

        The indentures include provisions allowing us to be discharged from our obligation on the debt securities of any series. (Section 1401) To be discharged from our obligations on the debt securities, we would be required to deposit with the Trustee or another trustee money or U.S. Government Obligations sufficient to make all principal, premium (if any) and interest payments on those debt securities. (Section 1404) If we make this defeasance deposit with respect to your debt securities, we may elect either:

  •
  to be discharged from all of our obligations on your debt securities, except for our obligations to register transfers and exchanges, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust (Section 1402); or

  •
  in the case of senior debt securities, to be released from restrictions relating to liens and sale-leaseback transactions and, in the case of all debt securities, to be released from other covenants as may be described in the prospectus supplement relating to such debt securities. (Section 1403)

        To establish the trust, Newell must deliver to the Trustee an opinion of our counsel that the Holders of the debt securities will not recognize gain or loss for Federal income tax purposes as a result of the defeasance and will be subject to Federal income tax on the same amount, and in the same manner and at the same times as would have been the case if the defeasance had not occurred. (Section 1404 (5)) There may be additional provisions relating to defeasance which we will describe in the applicable prospectus supplement.

The Trustee

        JPMorgan Chase Bank (formerly The Chase Manhattan Bank N.A.) ("Chase") is the Trustee under the Senior Indenture and the Subordinated Indenture. Chase is also the agent for the lenders, and a lender, under a revolving credit facility with Newell which, as of the date hereof, permits an aggregate borrowing of up to $1.3 billion, so long as the terms and conditions of this facility are satisfied. J.P. Morgan Securities, Inc., an affiliate of Chase, has from time to time acted as an agent or underwriter with respect to distribution of our securities. In addition, we and some of our affiliates maintain other banking and borrowing arrangements with Chase, and Chase may perform additional banking services for, or transact other banking business with, Newell in the future.

        The Trustee may be deemed to have a conflicting interest for purposes of the Trust Indenture Act of 1939 and may be required to resign as Trustee if:

  •
  there is an Event of Default under the indenture; and

  •
  one or more of the following occurs:

  •
  the Trustee is a trustee for another indenture under which our securities are outstanding;

  •
  the Trustee is a trustee for more than one outstanding series of debt securities under a single indenture;

  •
  the Trustee is one of our creditors; or

  •
  the Trustee or one of its affiliates acts as an underwriter or agent for us.

        Newell may appoint an alternative Trustee for any series of debt securities. The appointment of an alternative Trustee would be described in the applicable prospectus supplement.

Governing Law

        The indentures and the debt securities are by their terms to be governed by and their provisions construed under the internal laws of the State of New York. (Section 112)

Miscellaneous

        Newell has the right at all times to assign any of its respective rights or obligations under the indentures to a direct or indirect wholly-owned subsidiary of Newell; provided, that, in the event of any assignment, Newell will remain liable for all of their respective obligations. (Section 803) The indentures are binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. (Section 109)

PARTICULAR TERMS OF THE SENIOR DEBT SECURITIES

        The following description of the senior debt securities sets forth additional general terms and provisions of the senior debt securities to which a prospectus supplement may relate. The debt securities are described generally in this prospectus under "Description of Debt Securities" above. The particular terms of the senior debt securities offered by a prospectus supplement will be described in the applicable prospectus supplement.

Limitation on Liens

        The senior indenture provides that while the senior debt securities issued under it or the related Coupons remain outstanding, Newell will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind upon any of its or their property or assets, now owned or hereafter acquired, without directly securing all of the senior debt securities equally and ratably with the obligation or liability secured by the Lien, except for:

  (1)
  Liens existing as of the date of the senior indenture;

  (2)
  Liens, including Sale and Lease-back Transactions, on any property acquired, constructed or improved after the date of the senior indenture, which are created or assumed contemporaneously with, or within 180 days after, the acquisition or completion of this construction or improvement, or within six months thereafter by a commitment for financing arranged with a lender or investor within the 180-day period, to secure or provide for the payment of all or a portion of the purchase price of the property or the cost of the construction or improvement incurred after the date of the senior indenture (or before the date of the indenture in the case of any construction or improvement which is at least 40% completed at the date of the indenture) or, in addition to Liens contemplated by clauses (3) and (4) below, Liens on any property existing at the time of acquisition of the property including acquisition through merger or consolidation; provided, that any Lien other than a Sale and Lease-back Transaction meeting the requirements of this clause does not apply to any property theretofore owned by Newell or a subsidiary other than, in the case of any the construction or improvement, theretofore unimproved real property on which the property so constructed or the improvement, is located;

  (3)
  Liens existing on any property of a person at the time the person is merged with or into, or consolidates with, Newell or a Subsidiary;

  (4)
  Liens on any property of a person (including, without limitation, shares of stock or debt securities) or its subsidiaries existing at the time the person becomes a Subsidiary, is otherwise acquired by Newell or a Subsidiary or becomes a successor to Newell under Section 802 of the senior indenture;

  (5)
  Liens to secure an obligation or liability of a Subsidiary to Newell or to another Subsidiary;

  (6)
  Liens in favor of the United States of America or any State, or any department, agency or instrumentality or political subdivision of the United States of America or any State, to secure partial progress, advance or other payments under any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to the Liens;

  (7)
  Liens to secure tax-exempt private activity bonds under the Internal Revenue Code of 1986, as amended;

  (8)
  Liens arising out of or in connection with a Sale and Lease-back Transaction if the net proceeds of the Sale and Lease-back Transaction are at least equal to the fair value, as determined by the Board of Directors, the Chairman of the Board, the Vice Chairman of the

    Board, the President or the principal financial officer of Newell, of the property subject to the Sale and Lease-back Transaction;

  (9)
  Liens for the sole purpose of extending, renewing or replacing in whole or in part indebtedness secured by any Lien referred to in the foregoing clauses (1) to (8), inclusive, or in this clause (9); provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of the extension, renewal or replacement, and that this extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced plus improvements on the property;

  (10)
  Liens arising out of or in connection with a Sale and Lease-back Transaction in which the net proceeds of the Sale and Lease-back Transaction are less than the fair value, as determined by the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, the President or the principal financial officer of Newell, of the property subject to the Sale and Lease-back Transaction if Newell provides in a Board Resolution that it shall, and if Newell covenants that it will, within 180 days of the effective date of any arrangement or, in the case of (C) below, within six months thereafter under a firm purchase commitment entered into within the 180-day period, apply an amount equal to the fair market value as so determined of the property:

  (A)
  to the redemption of senior debt securities of any series which are, by their terms, at the time redeemable or the purchase and retirement of senior debt securities, if permitted;

  (B)
  to the payment or other retirement of Funded Debt, as defined below, incurred or assumed by Newell which ranks senior to or pari passu with the senior debt securities or of Funded Debt incurred or assumed by any Subsidiary other than, in either case, Funded Debt owned by Newell or any Subsidiary; or

  (C)
  to the purchase of property other than the property involved in the sale;

  (11)
  Liens on accounts receivable and related general intangibles and instruments arising out of or in connection with a sale or transfer by Newell or the Subsidiary of the accounts receivable;

  (12)
  Permitted Liens; and

  (13)
  Liens other than those referred to in clauses (1) through (12) above which are created, incurred or assumed after the date of the senior indenture, including those in connection with purchase money mortgages, Capitalized Lease Obligations and Sale and Lease-back Transactions, provided that the aggregate amount of indebtedness secured by the Liens, or, in the case of Sale and Lease-back Transactions, the Value of the Sale and Lease-back Transactions, referred to in this clause (13), does not exceed 15% of Consolidated Total Assets. (Section 1007)

        The term "Capitalized Lease Obligations" means, as to any person, the obligations of the person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of the person under generally accepted accounting principles and, for purposes of the senior indenture, the amount of the obligations at any date shall be the capitalized amount of the obligations at the date, determined according to generally accepted accounting principles. (Section 101)

        The term "Consolidated Total Assets" means the total of all the assets appearing on the consolidated balance sheet of Newell and our Subsidiaries determined according to generally accepted accounting principles applicable to the type of business in which Newell and the Subsidiaries are engaged, and may be determined as of a date not more than 60 days before the happening of the event for which the determination is being made. (Section 101)

        The term "Funded Debt" means any indebtedness which by its terms matures at or is extendable or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than 12 months after the date of the creation of the indebtedness. (Section 101)

        The term "Lien" means, as to any person, any mortgage, lien, collateral assignment, pledge, charge, security interest or other encumbrance in respect of or on, or any interest or title of any vendor, lessor, lender or other secured party to or of the person under any conditional sale or other title retention agreement or Capitalized Lease Obligation, purchase money mortgage or Sale and Lease-back Transaction with respect to, any property or asset (including without limitation income and rights thereto) of the person (including without limitation capital stock of any Subsidiary of the person), or the signing by the person and filing of a financing statement which names the person as debtor, or the signing by the person of any security agreement agreeing to file, or authorizing any other party as the secured party thereunder to file, any financing statement. (Section 101)

        The term "Permitted Liens" means:

  •
  mechanics, materialmen, landlords, warehousemen and carriers liens and other similar liens imposed by law securing obligations incurred in the ordinary course of business which are not past due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

  •
  Liens under workmen's compensation, unemployment insurance, social security or similar legislation;

  •
  Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or similar obligations arising in the ordinary course of business;

  •
  judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of the Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; and

  •
  easements, rights of way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by Newell or any Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto. (Section 101)

        The term "Sale and Lease-back Transaction" means, with respect to any person, any direct or indirect arrangement with any other person or to which any other person is a party, providing for the leasing to the first person of any property, whether now owned or hereafter acquired (except for temporary leases for a term, including any renewal of the leases, of not more than three years and except for leases between Newell and a Subsidiary or between Subsidiaries), which has been or is to be sold or transferred by the first person to the other person or to any person to whom funds have been or are to be advanced by the other person on the security of the property. (Section 101)

        The term "Subsidiary" means any corporation of which at the time of determination Newell or one or more Subsidiaries owns or controls directly or indirectly more than 50% of the shares of Voting Stock. (Section 101)

        The term "Value" means, with respect to a Sale and Lease-back Transaction, as of any particular time, the amount equal to the greater of:

  (a)
  the net proceeds from the sale or transfer of the property leased under the Sale and Lease-back Transaction or

  (b)
  the fair value in the opinion of the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, the President or the principal financial officer of Newell of the property at the time of entering into the Sale and Lease-back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard to any renewal or extension options contained in the lease. (Section 101)

        The term "Voting Stock" means stock of a corporation of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of the corporation. (Section 101)

Events of Default

        An "Event of Default" regarding any series of senior debt securities is any one of the following events:

  •
  default for 30 days in the payment of any interest installment when due and payable;

  •
  default in the payment of principal or premium (if any) when due at its stated maturity, by declaration, when called for redemption or otherwise;

  •
  default in the making of any sinking fund payment when due;

  •
  default in the performance of any covenant in the senior debt securities or in the senior indenture for 60 days after notice to Newell by the Trustee or by Holders of 25% in principal amount of the outstanding debt securities of that series;

  •
  events of bankruptcy, insolvency and reorganization of Newell or one of its significant subsidiaries;

  •
  an event of default in any mortgage, indenture or other instrument of indebtedness of Newell or any of its principal subsidiaries which results in a principal amount in excess of $10,000,000 being due and payable which remains outstanding longer than 30 days after written notice to Newell from the Trustee or from the Holders of at least 25% of the outstanding debt securities of that series; and

  •
  any other Event of Default provided with respect to that series of debt securities. (Section 501)

        We are required to file every year with the Trustee an officers' certificate stating whether any default exists and specifying any default that exists. (Section 1004)

PARTICULAR TERMS OF THE SUBORDINATED DEBT SECURITIES

        The following description of the subordinated debt securities sets forth additional general terms and provisions of the subordinated debt securities to which a prospectus supplement may relate. The debt securities are described generally under "Description of Debt Securities" above. The particular terms of the subordinated debt securities offered by a prospectus supplement will be described in the applicable prospectus supplement.

Subordination

        The subordinated debt securities will be subordinated to the prior payment in full of:

  •
  the senior debt securities and all other unsecured and unsubordinated indebtedness of Newell ranking equally with the senior debt securities; and

  •
  other indebtedness of Newell to the extent shown in the applicable prospectus supplement.

Events of Default

        An "Event of Default" regarding any series of subordinated debt securities is any one of the following events:

  •
  default for 60 days in the payment of any interest installment when due and payable;

  •
  default in the payment of principal or premium (if any) when due at its stated maturity, by declaration, when called for redemption or otherwise;

  •
  default in the making of any sinking fund payment when due;

  •
  default in the performance of any covenant in the subordinated debt securities or in the senior indenture for 90 days after notice to Newell by the Trustee or by Holders of 25% in principal amount of the outstanding debt securities of that series;

  •
  events of bankruptcy, insolvency and reorganization of Newell or one of its significant subsidiaries;

  •
  an event of default in any mortgage, indenture or other instrument of indebtedness of Newell which results in a principal amount in excess of $15,000,000 being due and payable which remains outstanding longer than 30 days after written notice to Newell from the Trustee or from the Holders of at least 25% of the outstanding debt securities of that series;

  •
  any other Event of Default provided with respect to that series of debt securities. (Section 501)

        We are required to file every year with the Trustee an officers' certificate stating whether any default exists and specifying any default that exists. (Section 1004)

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 800,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of February 28, 2002 there were 282,375,766 shares of common stock and no shares of preferred stock outstanding. The outstanding shares of common stock are listed on the New York Stock Exchange and the Chicago Stock Exchange.

Common Stock

        Voting Holders of common stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of common stock entitled to one vote. Dividends Holders of the common stock are entitled to receive the dividends that may be declared from time to time by the Board of Directors out of funds legally available therefor. The rights of holders of common stock to receive dividends are subject to the prior rights of holders of any issued and outstanding preferred stock that may be issued in the future. Other Provisions Upon liquidation (whether voluntary or involuntary) or a reduction in Newell's capital which results in any distribution of assets to stockholders, the holders of the common stock are entitled to receive, pro rata according to the number of shares held by each, all of the assets of Newell remaining for distribution after payment to creditors and the holders of any issued and outstanding preferred stock of the full preferential amounts to which they are entitled. The common stock has no preemptive or other subscription rights and there are no other conversion rights or redemption provisions with respect to the shares. Transfer Agent and Registrar The transfer agent and registrar for our common stock is First Chicago Trust Company of New York.

Stock Purchase Rights

        Each outstanding share of common stock includes one common stock purchase right (a "Right") provided under the Rights Agreement dated as of August 6, 1998 between Newell and First Chicago Trust Company of New York. Each Right entitles the holder, until the earlier of October 31, 2008 or the redemption of the Rights, to buy the number of shares of common stock having a market value of two times the exercise price of $200, subject to adjustment under certain circumstances. The Rights will be exercisable only if a person or group acquires 15% or more of voting power of Newell or announces a tender offer following which it would hold 15% or more of Newell's voting power. The Rights held by the 15% stockholder would not be exercisable in this situation.

        Furthermore, if following the acquisition by a person or group of 15% or more of Newell's voting power, Newell were acquired in a merger or other business combination or 50% or more of its assets were sold, each Right, other than Rights held by the 15% stockholder, would become exercisable for that number of shares of common stock or securities of the surviving company in a business combination having a market value of two times the exercise price of the Right.

        Newell may redeem the Rights at $0.001 per Right before the occurrence of an event that causes the Rights to become exercisable for common stock.

        As of the date of this prospectus, the Rights are not exercisable, certificates representing the Rights have not been issued and the Rights automatically trade with the shares of common stock. The Rights will expire on October 31, 2008, unless earlier redeemed.

Preferred Stock

        Our Board of Directors may issue, without further authorization from our stockholders, up to 10,000,000 shares of preferred stock in one or more series. Our Board of Directors may determine at the time of creating each series:

  •
  dividend rights and rates;

  •
  voting and conversion rights;

  •
  redemption provisions;

  •
  liquidation preferences; and

  •
  other relative, participating, optional or other special rights, qualifications, limitations or restrictions of the series.

        We will describe in a prospectus supplement relating to any series of preferred stock being offered the terms of the preferred stock, which may include:

  (1)
  The maximum number of shares to constitute the series;

  (2)
  Any annual dividend rate on the shares, whether the rate is fixed or variable or both, the date or dates from which dividends will accrue, whether the dividends will be cumulative and any dividend preference;

  (3)
  Whether the shares will be redeemable and, if so, the price at and the terms and conditions on which the shares may be redeemed;

  (4)
  Any liquidation preference applicable to the shares;

  (5)
  The terms of any sinking fund;

  (6)
  Any terms and conditions on which the shares of the series shall be convertible into, or exchangeable for, shares of any other capital stock;

  (7)
  Any voting rights of the shares of the series; and

  (8)
  Any other preferences or special rights or limitations on the shares of the series.

        Although Newell is not required to seek stockholder approval before designating any future series of preferred stock, the Board of Directors presently has a policy of seeking stockholder approval before designating any future series of preferred stock with a vote, or convertible into stock having a vote, in excess of 13% of the vote represented by all voting stock immediately after the issuance, except for the purpose of (a) raising capital in the ordinary course of business or (b) making acquisitions, the primary purpose of which is not to effect a change of voting power.

Provisions With Possible Anti-Takeover Effects

        As discussed above, Newell has adopted a Rights Agreement that provides stockholders with rights to purchase shares of common stock or securities of Newell (or of an acquiring company) at half of the market price under certain circumstances involving a potential change in control of Newell that has not been approved by the Board of Directors. The Rights Agreement is intended as a means to protect the value of the stockholders' investment in Newell while preserving the possibility of a fair acquisition bid. In addition, the Delaware General Corporation Law provides, among other things, that any beneficial owner of more than 15% of Newell's voting stock is prohibited, without the prior approval of the Board of Directors, from entering into any business combination with a company for three years from the date the 15% ownership interest is acquired. Additionally, the "fair price provisions" of the Restated Certificate of Incorporation require that specific proposed business combinations between Newell and an "interested party," a beneficial owner of 5% or more of the voting shares of Newell, must be approved by the holders of 75% of the voting shares, unless certain fair price and procedural requirements are met or the business combination is approved by the directors of Newell who are not affiliated with the interested party. A vote of the holders of 75% of Newell's outstanding voting stock is required to amend the fair price provisions of the Restated Certificate of Incorporation.

        Newell's Restated Certificate of Incorporation and By-Laws contain other provisions which may be viewed as having an anti-takeover effect. The Restated Certificate of Incorporation classifies the Board of Directors into three classes and provides that vacancies on the Board of Directors are to be filled by a majority vote of directors and that directors so chosen will hold office until the end of the full term of the class in which the vacancy occurred. A vote of the holders of 75% of Newell's outstanding voting stock is required to amend these provisions. Under the Delaware General Corporation Law, directors of Newell may only be removed for cause. The Restated Certificate of Incorporation and the By-Laws also contain provisions that may reduce surprise and disruptive tactics at stockholders' meetings. The Restated Certificate of Incorporation provides that no action may be taken by stockholders except at an annual meeting or special meeting, and does not permit stockholders to directly call a special meeting of stockholders. A stockholder must give written notice to Newell of an intention to nominate a director for election at an annual meeting 90 days before the anniversary date of the immediately preceding annual meeting. Each of these provisions tends to make a change of control of the Board of Directors more difficult and time consuming.

PLAN OF DISTRIBUTION

        We may sell the Securities:

  •
  through underwriters,

  •
  through agents,

  •
  directly to a limited number of institutional purchasers or to a single purchaser, or

  •
  any combination of these.

        The prospectus supplement will describe the terms of the offering of the Securities, including the following:

  •
  the name or names of any underwriters, dealers or agents;

  •
  the purchase price and the proceeds we will receive from the sale;

  •
  any underwriting discounts and other items constituting underwriters' compensation; and

  •
  any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If dealers are used in the sale, we will sell the securities to the dealers as principals. The dealers may resell the securities to the public at prices determined by the dealers at the time of the resale.

        We may sell securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to that agent, will be described in the prospectus supplement.

        The names of the underwriters, dealers or agents, as the case may be, and the terms of the transaction will be set forth in the applicable prospectus supplement.

        Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make relating to those liabilities. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

        Our common stock will be approved for listing upon notice of issuance on the New York Stock Exchange and the Chicago Stock Exchange. Other Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Securities.

LEGAL MATTERS

        Legal matters in connection with the Securities will be passed upon for Newell by Schiff Hardin & Waite, Chicago, Illinois and for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement. Schiff Hardin & Waite has advised Newell that, as of the date hereof, a member of the firm participating in the representation of Newell in this offering owns approximately 4,253 shares of common stock.

EXPERTS

        The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

$500,000,000

Newell Rubbermaid Inc.

$250,000,000 6.00% Notes due 2007
$250,000,000 6.75% Notes due 2012

PROSPECTUS SUPPLEMENT

March 11, 2002

Banc of America Securities LLC

Banc One Capital Markets, Inc.

Barclays Capital

BNP PARIBAS

Commerzbank Securities

Morgan Stanley

Raymond James

RBC Capital Markets

QuickLinks

About This Prospectus Supplement
TABLE OF CONTENTS
Forward-Looking Statements
PROSPECTUS SUPPLEMENT SUMMARY
Newell Rubbermaid Inc.
Recent Developments
The Offering
SELECTED CONSOLIDATED FINANCIAL DATA
USE OF PROCEEDS
CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE NOTES
UNDERWRITING
LEGAL MATTERS
EXPERTS
TABLE OF CONTENTS
NEWELL RUBBERMAID INC.
WHERE YOU CAN FIND MORE INFORMATION
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
PARTICULAR TERMS OF THE SENIOR DEBT SECURITIES
PARTICULAR TERMS OF THE SUBORDINATED DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS